DATED MAY 6th 2022

JPMORGAN CHASE BANK, N.A.

AND

FRANKLIN TEMPLETON HOLDINGS TRUST, ON BEHALF OF ITS SERIES, FRANKLIN RESPONSIBLY SOURCED GOLD ETF

AND

FRANKLIN HOLDINGS, LLC

ALLOCATED GOLD ACCOUNTS AGREEMENT

This agreement is based upon the ALLOCATED BULLION ACCOUNTS AGREEMENT as published by the London Precious Metals Clearing Limited with such modifications as are required by JP Morgan, including to allow the use of its eBTS Website.

CONTENTS

This Agreement is based upon the ALLOCATED PRECIOUS METALS ACCOUNTS AGREEMENT as published by London Precious Metals Clearing Limited, with such modifications as are appropriate to the services to be provided.

THIS AGREEMENT is made on May ______, 2022

AMONG

(1) **JPMorgan Chase Bank, N.A** a company incorporated with limited liability as a National Banking Association, whose principal London Office is at 25 Bank Street, Canary Wharf, E14 5JP, London, United Kingdom ("**we**" or "**us**" or the "**Custodian**");

(2) **Franklin Templeton Holdings Trust,** a statutory trust organized under the laws of the State of Delaware in the United States of America whose office is at One Franklin Parkway, San Mateo, California, U.S.A., 94403-1906, on behalf of its series, Franklin Responsibly Sourced Gold ETF ("**you**" or the "**Trust**"); and

(3) **Franklin Holdings, LLC**, a limited liability company organized under the laws of the State of Delaware whose principal office is at One Franklin Parkway, San Mateo California United States of America, 94403-1906 ("**you**" or the "**Sponsor**")

Each a "Party" and together the "Parties".

INTRODUCTION

We, as a member of London Precious Metal Clearing Limited ("**LPMCL**"), have agreed to open and maintain for the Trust Allocated Accounts (as defined below) and to provide other services to you in connection with such Allocated Accounts. This Agreement sets out the terms under which we will provide those services to you and the arrangements which will apply in connection with those services.

IT IS AGREED AS FOLLOWS

1. INTERPRETATION

1.1 **Definitions**: In this Agreement:

"**Account Balance**" means, in relation to an Allocated Account, the specific Physical Gold held for the Trust by us as from time to time identified (whether by bar serial numbers or otherwise) in, and recorded on, that Allocated Account.

"**Administrator**" means BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, acting as an Agent of the Sponsor. For the avoidance of doubt, the Sponsor shall be liable for all actions and obligations owed by and in respect of any appointed agent, including the Administrator, in performing its obligations as set out in this Agreement.

"**Allocated Account**" means the account(s) maintained by us in the Trust's name pursuant to this Agreement recording the amount of, and identifying, that Physical Gold received and held by us for the Trust on an allocated basis.

"**AURUM**" means the electronic matching and settlement system operated by LPMCL.

"Availability Date" means the Business Day on which you wish to transfer or deliver Physical Gold to us for deposit into an Allocated Account.

"Bankruptcy or Insolvency Event" means of any of the following: (i) the admission by any Party of its inability to pay its debts when and as they become due; (ii) the execution by any Party of a general assignment for the benefit of creditors; (iii) the filing by or against any Party of a petition in bankruptcy or any petition for relief under any bankruptcy, insolvency, or debtor's relief law, or the continuation of such petition without dismissal for a period of sixty (60) days or more, or, in the case of any involuntary filing of a petition against any Party; (iv) the appointment of a receiver or trustee to take possession of the property or assets of any Party; or (v) any action to liquidate, dissolve, transfer, or wind up the business of any Party, in furtherance of the foregoing.

"Business Day" means a day (excluding Saturdays, Sundays, and public holidays) on which commercial banks generally are open for business in London and on which the London Bullion Market is open for business.

"Dispute" means for the purpose of Clause 17 any disagreement between you and us which we have been unable to resolve amicably within a period of fourteen Business Days after we have received from you, or as the case may be you have received from us, written notification of the disagreement.

"eBTS" means the electronic Bullion Transfer System website developed by us.

"Gold" means (i) Physical Gold held by the Custodian or any Sub-custodian under this Agreement and/or (ii) any credit to an account, including the Unallocated Account, on an Unallocated Basis, as the context requires.

"Investor" shall mean the individual or entity in whose name a Share is recorded in the books and records of the Trust's transfer agent.

"LBMA" means The London Bullion Market Association or its successors.

"London Bullion Market" means the London Bullion market and such other markets for Gold operating in London as may be agreed between us from time to time.

"London Good Delivery Standards" means the specifications for "good delivery" gold bars, including the specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars, set forth in the good delivery rules promulgated by the LBMA from time to time.

"LPMCL" means London Precious Metals Clearing Limited or its successors.

"Physical Gold" means physical gold bullion that meets the London Good Delivery Standards and any related Rules.

"Point of Delivery" means such location, date, and time that the relevant parties (or such agent acting on behalf of a party) agree in writing for the receipt or delivery to the recipient (or its agent) of the Physical Gold.

"Reasonable and Prudent Custodian" means a person acting in good faith and performing its contractual obligations exercising a degree of skill, diligence, prudence, and

foresight that would reasonably and ordinarily be expected from a skilled and experienced custodian of Gold complying with the Rules, engaged in the same type of undertaking, under the same or similar circumstances and conditions.

"**Registration Statement**" means the registration statement (including a prospectus) for the offering of securities of the Trust under the Securities Act of 1933, as amended, filed with the U.S. Securities and Exchange Commission.

"**Rules**" means the rules, regulations, practices, and customs of the LBMA, LPMCL, the Financial Conduct Authority, the Prudential Regulation Authority, the Bank of England and such other regulatory authority or other body, applicable to the Parties to this Agreement and/or to the activities contemplated by this Agreement or the activities of a Sub-Custodian.

"**Sanctioning Body**" means any of the following:

(i) the United Nations Security Council;

(ii) the European Union;

(iii) Her Majesty's Treasury and the Office of Financial Sanctions Implementation of the United Kingdom;

(iv) The Office of Foreign Assets Control of the Department of Treasury of the United States of America; and

(v) Canada / China / Hong Kong / Switzerland / such other jurisdictional body

"**Sanctions**" means economic or financial sanctions, boycotts, trade embargoes and restrictions relating to terrorism imposed, administered, or enforced by a Sanctioning Body from time to time.

"**Sanctions List**" means any list of specifically designated nationals or blocked, or sanctioned persons or entities (or similar) imposed, administered, or enforced by a Sanctioning Body in connection with Sanctions from time to time.

"**Share**" means a unit of beneficial interest in a series of the Trust called the Franklin Responsibly Sourced Gold ETF and created under the Trust Agreement, having no par value and representing a fractional undivided beneficial interest in the net assets of the Trust which undivided interest shall equal a fraction, the numerator of which is one and the denominator of which is the total number of Shares outstanding. The name of the Shares is "Franklin Responsibly Sourced Gold ETF Shares."

"**Sponsor**" means Franklin Holdings, LLC, a limited liability company organized under the laws of the State of Delaware whose principal office is at One Franklin Parkway, San Mateo California United States of America, 94403-1906 or any successors or assigns, as provided in Clause 16.5 and the sponsor for the Franklin Templeton Holdings Trust, and any entity authorized to act on the Sponsor's behalf.

"**Sub-Custodian**" means a sub-custodian, agent, or depository (including an entity within our corporate group) appointed by us to perform any of our obligations and/or duties under this Agreement, including the safekeeping of Gold.

"Trust Agreement" shall mean the Trust's Agreement and Declaration of Trust among the Trust, Sponsor and Corporation Services Company, as trustee, as the same may be amended, modified, or supplemented from time to time.

"**Unallocated Account**" means the account(s) maintained by us in the Trust's name pursuant to the Unallocated Account Agreement for the purpose of holding Gold on an Unallocated Basis on behalf of the Trust.

"**Unallocated Account Agreement**" means the Unallocated Gold Account Agreement dated May ____, 2022, by and among the Custodian, Sponsor, and the Trust pursuant to which the Unallocated Account is established and operated.

"**Unallocated Basis**" means, with respect to the Unallocated Account maintained with the Custodian, that the person in whose name the account is held is entitled to delivery in accordance with the relevant Rules of an amount of Gold equal to the amount of Gold standing to the credit of such person's account but is not entitled to specific Physical Gold.

"**VAT**" means value added tax as provided for in the Value Added Tax Act 1994 (as amended or re-enacted from time to time) and legislation supplemental thereto and any other tax (whether imposed in the United Kingdom in substitution thereof or in addition thereto or elsewhere) of a similar fiscal nature.

"**Website**" has the meaning set out in the Schedule.

"**Withdrawal Date**" means the Business Day on which you wish to withdraw Physical Gold from an Allocated Account.

1.2 **Headings**: The headings in this Agreement do not affect its interpretation.

1.3 **Singular and plural**: References to the singular include the plural and vice versa.

2. **ALLOCATED ACCOUNTS**

2.1 **Opening Allocated Accounts**: We shall open and maintain one or more Allocated Accounts in respect of Physical Gold which you ask us, and we agree, to hold for the Trust on an allocated basis on the terms of this Agreement.

2.2 **Denomination of Allocated Accounts**: The Physical Gold recorded in Allocated Accounts shall be denominated in fine troy ounces of gold (to three decimal places).

2.3 **Reports**: We will provide reports to you relating to deposits into and withdrawals from the Allocated Accounts and the Account Balance on each Allocated Account in such form and with such frequency as required (but not less than annually), and containing such information, as may be agreed in writing between us. Such reports will also be available to you daily by means of eBTS or authenticated SWIFT message, provided that, if eBTS or SWIFT messaging system is unavailable for any reason, the Sponsor and the Custodian will agree upon a temporary notification system for making such reports available to the Trust and Sponsor. From time to time, the Parties may further agree to additional *ad hoc* reporting.

2.4 **Discrepancies**: If a material error or discrepancy is noted by the Administrator or Sponsor on any report provided pursuant to Clause 2.3 above in relation to any activity or balances, the Administrator or Sponsor will notify us in writing as soon as possible so that we may investigate and resolve any such material error or discrepancy as soon as practicable (provided, however, that any delay on the part of the Administrator and Sponsor in notifying us shall not limit our obligation to reverse or correct errors hereunder).

2.5 **Reversal of entries**: The Custodian shall reverse any provisional or erroneous entries to the Allocated Account which it discovers or of which it is notified with effect back-valued to the date upon which the final or correct entry (or no entry) should have been made (including, without limitation, where we have credited a deposit made pursuant to Clause 3.1(b) and on receipt by us of the Physical Gold we determine that it does not comply with the Rules or that it is not the weight required by the Rules for the amount of the Physical Gold which you notified to us for deposit), and shall notify the Administrator and Sponsor of any such entries in writing as soon as reasonably practicable of any such reversals.

2.6 **Access**: We will allow the Trust, Sponsor, and their identified representatives, independent public accountants, and bullion auditors access to its premises, upon reasonable notice during normal business hours, to examine the Gold and such records (held at our vaults), as they may reasonably require to perform their respective duties with regard to the Trust and to Investors in Shares. The one (1) examination during any fiscal year shall be at the Trust's expense, which expense shall be paid by the Sponsor on behalf of the Trust. The frequency of examination may be amended from time to time as may mutually be agreed upon by the parties as may be necessitated due to regulatory or other circumstances.

2.7 **Regulatory Reporting:** To the extent that our activities under this Agreement are relevant to the preparation of the filings required of the Trust under the securities laws of the United States or any other jurisdiction, we will, to the extent permitted by applicable law, the Rules or applicable regulatory authority, and upon reasonable request, cooperate with you and your representatives to provide such information concerning our activities as may be necessary for such filings to be completed. Additionally, to the extent that our activities or controls in our capacity as custodian of the Trust's Physical Gold are relevant to the information presented in any financial statements of the Trust, we will, upon reasonable request, cooperate with you to assist in providing the required written assurances regarding the reliability of the internal controls used in the preparation of such financial statements, including by providing your external auditors with information and reports regarding our internal controls over financial reporting as far as such reporting relates to the scope of our duties.

3. **DEPOSITS**

3.1 **Procedure**: The Administrator, on behalf of the Trust, may at any time notify us of your intention to deposit Physical Gold in an Allocated Account. A deposit may be made (in the manner and accompanied by such documentation as we may require) by:

(a) procuring a book-entry transfer: (i) to us by arranging that our account with a Sub-Custodian (as notified by us to you) with which we hold Gold for the Trust (and which has the same denomination as the Physical Gold to which your Allocated Account relates) is credited with the specific Physical Gold (identified, whether by bar serial numbers or otherwise) to be recorded

in your Allocated Account; (ii) to your Allocated Account by you arranging that a third party for whom we maintain an allocated account holding Physical Gold (and which has the same denomination as the Physical Gold to which your Allocated Account relates) instructs us to debit from its allocated account with us and to credit to your Allocated Account the specific Physical Gold (identified, whether by bar serial numbers or otherwise) to be recorded in your Allocated Account; or (iii) to your Allocated Account by agreeing with us that, in relation to the specific Physical Gold (identified, whether by bar serial numbers or otherwise) which we hold on an allocated basis for our own account and which is of the type which we have agreed to hold for the Trust (and which has the same denomination as the Physical Gold to which your Allocated Account relates), we debit from our account record of our own Physical Gold and credit to your Allocated Account such Physical Gold (identified, whether by bar serial numbers or otherwise); or

(b) the delivery of Physical Gold to us at our nominated vault premises detailed in the Schedule attached hereto, at your expense and risk. Any Physical Gold delivered to us (or to a third party holding to our order) must be in the form of bars which comply with the Rules (including the Rules relating to good delivery and fineness) or in such other form as may be agreed between us.

3.2 In relation to deposits pursuant to Clause 3.1(a) above, until we have credited the relevant Physical Gold to your Allocated Account: (i) you accept liability for all costs (including transportation and insurance, if any) in relation to the delivery of such Physical Gold; and (ii) you shall bear all risk of loss of such Physical Gold, whether due to theft, destruction or otherwise.

In relation to deposits pursuant to Clause 3.1(b) above, until we have taken physical delivery of the Physical Gold: (i) you accept liability for all costs of transportation and insurance (if any) in relation to the delivery of such Physical Gold; and (ii) you shall bear all risk of loss of such Physical Gold, whether due to theft, destruction or otherwise. For this purpose, we shall be deemed to have taken physical delivery of Physical Gold once such Physical Gold is in our possession or in the possession of our Sub-Custodian or agent.

3.3 **Notice requirements**: Any notice relating to a deposit of Physical Gold must:

(a) be in writing and be received by us no later than the time specified in the Schedule attached hereto (and if not received on a Business Day or received later will be deemed to be received on the next Business Day unless otherwise agreed);

(b) in the case of a deposit pursuant to Clause 3.1(a), specify the details of the account from which the Physical Gold will be transferred;

(c) in the case of a deposit pursuant to Clause 3.1(b), specify the name of the person or carrier that will deliver the Physical Gold to us at the vault premises specified in the Schedule attached hereto and the manner in which the Physical Gold will be packed; and

(d) in any case specify the amount (in the appropriate denomination) of the Physical Gold to be credited to the Allocated Account, the Availability Date, and any other information which we may from time to time require.

3.4 **Timing**: A deposit of Physical Gold will not be credited to an Allocated Account until:

(a) in the case of a deposit pursuant to Clause 3.1(a)(i), an account of ours with a Sub-Custodian has been credited with the specific Physical Gold (identified, whether by bar serial numbers or otherwise) to be recorded in your Allocated Account;

(b) in the case of a deposit pursuant to Clause 3.1(a)(ii) or (iii), the corresponding account recording the allocated Physical Gold to be transferred had been debited with the specific Physical Gold (identified, whether by bar serial numbers or otherwise) to be recorded in your Allocated Account; and

(c) in the case of a deposit pursuant to Clause 3.1(b), we have received the Physical Gold in accordance with Clauses 3.1 , verified its compliance with the Rules and weighed it in accordance with LBMA practice to confirm that it is the weight required by the Rules for the amount of the relevant Physical Gold which you notified to us for deposit.

3.5 **Right to refuse Physical Gold or amend procedure**: We may refuse to accept Physical Gold, and amend the procedure in relation to the deposit of Physical Gold or impose such additional procedures in relation to the deposit of Physical Gold as we may from time to time consider reasonably appropriate, however if we do refuse to accept Physical Gold, we will notify you as soon as practicably possible. Any such amendments or additional procedures that will require you, the Sponsor or the Administrator to change their procedures will be promptly notified to the Sponsor in accordance with Clause 15 of this of this Agreement and will (unless otherwise specified) take effect immediately upon your receipt of notification.

4. **WITHDRAWALS**

4.1 **Procedure**: The Administrator, on behalf of the Trust, may at any time notify us in writing of its intention to withdraw Physical Gold from your Allocated Balance. A withdrawal may be made (in the manner and accompanied by such documentation as we may require) by a debit by us of specific Physical Gold (identified, whether by bar serial numbers or otherwise) from your Allocated Account and:

(a) book-entry transfer by a debit by: (i) us instructing credit of such Physical Gold to the account specified by you and maintained by our Sub-Custodian, (ii) credit by us of such Physical Gold to an allocated account maintained by us for another of our clients (as specified by you), or (iii) where pursuant to a separate agreement with us, credit by us of such Physical Gold to our account record of Physical Gold which we hold on an allocated basis for our own account; or

(b) the collection of such Physical Gold from the vaults specified in the Schedule attached hereto at your expense and risk.

Any Physical Gold made available to you will be in the form of bars which comply with the Rules (including the Rules relating to good delivery and fineness) or in such other form as may be agreed between us.

4.2 **Notice requirements**: Any notice relating to a withdrawal of Physical Gold must:

(a) if it relates to a withdrawal pursuant to Clause 4.1(a), be received by us no later than the time specified in the Schedule attached hereto (and if received later will be processed on the next Business Day) and specify the details of the account to which the Physical Gold is to be transferred;

(b) if it relates to a withdrawal pursuant to Clause 4.1(b), be received by us no later than the time specified in the Schedule attached hereto (and if received later will be processed on the next Business Day) and specify the name of the person or carrier that will collect the Physical Gold from us; and

(c) in all cases, specify the serial numbers (or otherwise identify) the Physical Gold to be withdrawn, the total amount (in the appropriate denomination) of Physical Gold to be delivered to you or to your order, the Withdrawal Date, and any other information which we may from time to time require.

4.3 **Right to amend procedure:** We may amend the procedure for the withdrawal of Physical Gold from your Account Balance or impose such additional procedures as we may from time to time consider appropriate. Any such amendments or additional procedures that will require you, the Sponsor, or the Administrator to change their procedures will be promptly notified to you in accordance with Clause 15 of this Agreement and will (unless otherwise specified) take effect immediately upon your receipt of notification.

4.4 **De-allocation:** Following receipt by the Custodian of notice for the withdrawal of Physical Gold from the Allocated Account pursuant to Clause 4.1, the Custodian shall de-allocate sufficient Physical Gold from the Allocated Account to credit the Unallocated Account in the amount required, provided that, in the case of a transfer made in connection with an authorized participant account pursuant to Clause 4.1(a) of the Unallocated Account Agreement, the Custodian will use its commercially reasonable endeavours to complete the de-allocation of Physical Gold from the Allocated Account to the Unallocated Account by no later than 5:00 p.m. (London Time) on the Business Day on which notice is given for such a withdrawal. The Trust and Sponsor acknowledge that the process of de-allocation of Physical Gold for withdrawal and/or credit to the Unallocated Account may involve minimal adjustments to the weight of Physical Gold to be withdrawn to adjust such weight to the whole bars available.

4.5 **Collection or Delivery of Physical Gold**: Any additional terms and conditions (if any) relating to the collection and delivery of Physical Gold are set out below:

(a) In relation to withdrawals pursuant to Clause 4.1(a), from the time at which your Allocated Account has been debited with the relevant Physical Gold: (i) you accept liability for all costs (including transportation and insurance, if any) in relation to the delivery of such Physical Gold upon withdrawal; and (ii) you shall bear all risk of loss of such Physical Gold, whether due to theft, destruction or otherwise

(b) In relation to withdrawals pursuant to Clause 4.1(b), from the time at which your designated carrier takes physical delivery of the relevant Physical Gold: (i) you accept liability for all costs of transportation and insurance (if any) in relation to the delivery of such Physical Gold upon withdrawal; and (ii) you shall bear all risk of loss of such Physical Gold, whether due to theft, destruction or otherwise. For this purpose, your designated carrier shall be deemed to have taken physical delivery of Physical Gold once such Physical Gold is no longer in our possession or in the possession of our Sub-Custodian or agent.

(c) Unless specifically agreed that sub-clause (d) below applies to a withdrawal, you must collect, or arrange for the collection of, Physical Gold being withdrawn from us or our Sub-Custodian at your expense and risk. We will advise you of the location from which the Physical Gold may be collected no later than 2 Business Days prior to the Withdrawal Date.

(d) Where we have agreed with you that this sub-clause (d) applies, we shall arrange delivery of the Physical Gold to you, and shall arrange such delivery, including transportation, in accordance with our usual practices. Where specific requests are made by you regarding the method of delivery, we may (but shall have no obligation to) make reasonable efforts to comply with such requests. We shall in no circumstances have any obligation to effect any requested delivery, if in our reasonable opinion (i) such delivery would cause us or any of our agents to be in breach of the Rules or any applicable law, court order or regulation, or (ii) the costs incurred by us or our agents in making such delivery would be excessive, and we have not had satisfactory confirmation that you will reimburse us for such costs, or (iii) delivery is not reasonably practicable for any reason.

(e) If you do not notify us of the serial numbers of the bars (or otherwise identify) the specific Physical Gold to be withdrawn from your Account Balance, we are entitled to select which bars from those comprising your Account Balance are to be made available to you.

4.6 **Substitution**: If Physical Gold comprising your Account Balance may be substituted by us for other Physical Gold, our right to do so and the terms upon which this right may be exercised is set out as follows:

You authorise us, as your agent, at any time and for any reason to procure the transfer to us of all of your right and title to some or all of the bars of Physical Gold comprising your Account Balance (the "**Transferred Portion**") in exchange for the transfer by us to you of the same number of substitute bars of like quality of Physical Gold (the "**Substituted Portion**"), by removing from the Allocated Account the records identifying the Transferred Portion and simultaneously recording in the Allocated Account the specific Physical Gold identified by the serial numbers of the relevant bars (or by other appropriate means) comprising the Substituted Portion. The number of fine ounces held by us for the Trust shall be the same before and after the substitution.

4.7 **Risk**: Where there is delivery from us of Physical Gold to another person, all right, title and risk in and to such Physical Gold shall pass at the Point of Delivery to the relevant person for whose account the Physical Gold is being delivered.

5. **INSTRUCTIONS**

5.1 **Your representatives**: We may assume that instructions have been properly authorised by you if they are given or purport to be given by a person who is, or purports to be, and is reasonably believed consistent with the standard of care under this Agreement by us to be, a director, employee or other authorised person acting for you.

5.2 **Instructions**: All transfers into and out of the Allocated Account(s) shall be made upon receipt of, and in accordance with, instructions given by you to us. Such instructions may be given by: SWIFT transmission or by such other means (if any) as are specified in the Schedule or, if for any reason SWIFT or the means specified in the Schedule are not operational, such other means as we may agree from time to time. Unless otherwise agreed, any such instruction or communication shall be effective if given by written means. We may assume that any electronic instructions have been validly given on your behalf. We reserve the right to obtain further validation of any instructions.

5.3 **AURUM**: You acknowledge, if applicable, that instructions relating to a counterparty for whom we do not already provide settlement services will be forwarded by us to AURUM on the Trust's behalf. You acknowledge that AURUM is operated by a third party and that we cannot be responsible for any errors, omissions or malfunctions in the systems operated by AURUM. To the extent that AURUM is not available or suffering a malfunction, you agree that our obligations under this Agreement shall be postponed during such unavailability or such malfunction and until a reasonable period thereafter. We will notify you as soon as reasonably possible of any such unavailability or malfunction.

5.4 **Amendments**: Once given, instructions continue in full force and effect until they are cancelled or amended. Any such instructions shall be valid and binding only after actual receipt by us in accordance with Clause 15 of this Agreement.

5.5 **Unclear or ambiguous instructions**: If, in our opinion, any instructions are unclear or ambiguous, we will use reasonable endeavours (taking into account any relevant time constraints) to obtain clarification of those instructions from you but, failing that, we may in our absolute discretion and without any liability on our part, act upon what we believe in good faith and consistent with the standard of care provided for in this Agreement such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to our reasonable satisfaction.

5.6 **Refusal to execute**: We reserve the right to refuse to execute instructions if in our opinion they are or may be, or require action which is or may be, contrary to the Rules or any applicable law. We shall in no circumstances have any obligation to act upon any instruction which in our opinion would result in a negative balance in any Allocated Account.

6. **CONFIDENTIALITY**

6.1 **Disclosure to others**: Subject to Clauses 6.2 and 6.3, each Party shall respect the confidentiality of information acquired under this Agreement and neither will, without

the consent of the other, disclose to any other person any information acquired under this Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent required, a copy of this Agreement may be filed under the securities laws of the United States or any other jurisdiction in connection with the registration of shares by You.

6.2 **Permitted disclosures**: Each Party accepts that from time to time the other Party may be required by law, or a court order or similar process, or requested by a government department or agency, fiscal body, or regulatory authority, to disclose information acquired under this Agreement. In addition, the disclosure of such information may be required by a Party's auditors, by its legal or other advisors or by a company which is in the same group of companies as a Party (e.g., a subsidiary, or holding company of a Party). In any such case, the disclosing Party will notify the person to whom the disclosure is made that the information disclosed is confidential and should not be disclosed to any third party. Each Party irrevocably authorises the other to make such disclosures without further reference to such Party.

6.3 You acknowledge that, as a member of the London Precious Metal Clearing Limited, and that from time to time in carrying out our duties and obligations under this Agreement, it may be necessary for us to disclose to LPMCL and/or other clearing members, your account details and certain other information in order to act in accordance with your notices hereunder for the purposes of facilitating settlement. In any such case, we will notify the person to whom the disclosure is made that the information disclosed is confidential and should not be disclosed to a third party. You acknowledge and accept that such disclosures may be made by us for the purposes set out in this Clause 6.3.

6.4 Notwithstanding Clauses 6.1 and 6.2, we acknowledge and agree that to the extent required (a) you may summarize the material terms of this Agreement in the Registration Statement and (b) you may provide information to Investors that is required to be provided to Investors pursuant to the terms of the Trust Agreement or the Registration Statement.

7. CUSTODY SERVICES

7.1 **Appointment**: You hereby appoint us to act as custodian of the Physical Gold comprising the Account Balance in accordance with this Agreement and in accordance with any Rules and laws which apply to us or to any Sub-Custodian and we hereby accept such appointment.

7.2 **Segregation of Gold**: We will be responsible for the safekeeping of the Gold on the terms and conditions of this Agreement. We will segregate the Physical Gold comprising the Account Balance from any Gold which we own or which we hold for our other clients, and we will request each Sub-Custodian to segregate the Physical Gold comprising the Account Balance from any Physical Gold which it owns or which it holds for its other clients by making appropriate entries in books and records. For the avoidance of doubt, in any circumstance where we have agreed to hold for the Trust a quantity of Gold which cannot be allocated in a whole number of physical bars, your Allocated Account will be rounded up to record the nearest whole number of physical bars not exceeding such quantity of Gold, and the difference between the rounded up quantity of Gold comprised by such physical bars and the quantity of such Gold which we have agreed to hold for the Trust will be held by us for the Trust as an unallocated amount of Gold pursuant to a separate agreement between you and us documenting the holding of unallocated Gold.

7.3 **Ownership of Gold**: The Custodian will identify in its books and records that the Gold is being held for the Trust. Such records shall include, with respect to the Allocated Account(s), journals or other records of original entry containing an itemised daily record in detail of all receipts and deliveries of Gold. Entries on the Custodian's books and records to identify Physical Gold will refer to each bar of Physical Gold by refiner, assay, serial number, and gross and fine weight. Additionally, the Custodian will require each Sub-Custodian to identify on its books and records each bar of Physical Gold held by refiner, assay, serial number, and gross and fine weight. To the best of the Custodian's knowledge, the Gold belonging to the Trust shall at all times be free and clear of all liens and encumbrances and shall not be subject to any right, charge, security interest, lien or claim of any kind, whether arising by operation of law or otherwise, in favor of the Custodian or any sub-custodian. The Custodian shall not loan, hypothecate, pledge, create any security interest over, or otherwise encumber any Physical Gold held in Allocated Account absent the Trust's or Sponsor's written instructions to the contrary.

7.4 **Location of Physical Gold**: The Physical Gold comprising the Account Balance must be held by us at the nominated vault premises or at the vaults of a Sub-Custodian, as specified in the Schedule attached hereto, unless otherwise agreed between us, such vaults to be within the UK unless agreed otherwise. We agree that we shall use, or where applicable procure any Sub-Custodian to use, commercially reasonable efforts promptly to transport any Physical Gold held for the Trust to its London vault premises at our cost and risk, or substitute the metal in accordance with Clause 4.6 with metal at its London vault premise. We agree that all delivery and packing shall be in accordance with the Rules and LBMA good market practices.

7.5 **Replacement of Physical Gold:** Upon a determination by us that any Physical Gold credited to the Allocated Account does not comply with the Rules, we shall as soon as practical replace such Physical Gold with Physical Gold which complies with the Rules by (a) debiting the Allocated Account and crediting the Unallocated Account with the requisite amount of Physical Gold to be replaced, (b) providing replacement Physical Gold which complies with the Rules and which is of an amount that approximates the amount of Physical Gold to be replaced as closely as practical and (c) debiting the Unallocated Account and crediting the Allocated Account with the requisite amount of replacement Physical Gold. We shall not start the foregoing replacement process on a particular Business Day unless it is reasonably sure that such replacement process can be started and completed in the same Business Day. We shall notify you as soon as practicable on the Business Day (but no later than the end of business on such Business Day) when we effect such replacement and Physical Gold has been credited to the Allocated Account in accordance with the above instructions. The cost of any such replacement shall be borne by us.

8. SUB-CUSTODIANS

8.1 **Sub-Custodians**: We may appoint Sub-Custodians to perform any of our duties under this Agreement including the custody and safekeeping of Physical Gold comprising the Account Balance upon the Sponsor's prior written consent (not to be unreasonably withheld). The Sponsor shall use its best efforts to respond within five (5) Business Days of receipt of a written request to appoint a Sub-Custodian. If the Sponsor fails to respond to our written request to appoint a Sub-Custodian within five (5) Business Days of receipt of such request, we shall have the right to appoint a Sub-Custodian in accordance with this Clause 8. We will use reasonable care in the appointment of any Sub-Custodian. In selecting any Sub-

Custodian with reasonable care, we will determine if such Sub-Custodian can reasonably be expected to operate in a reasonable and prudent manner and in compliance with the Rules and all other relevant laws, rules, and regulations applicable to its services as a sub-custodian of Physical Gold. Physical Gold held by a Sub-Custodian shall be kept in our account at such Sub-Custodian, and we will separately identify on our books Physical Gold that is so held on the Trust's behalf. Our account with each such Sub-Custodian will be subject only to our instructions. We will notify you if we select any Sub-Custodian, or stop using any Sub-Custodian for such purpose. The receipt of notice by you that we have selected a Sub-Custodian shall not be deemed to limit our responsibility in selecting such Sub-Custodian. Any Sub-Custodian shall be a LBMA member, except for Bank of England.

8.2 **Notice**: We will provide you on request with the name and address of any Sub-Custodian of Physical Gold comprising the Account Balance the Custodian selects and any direct or indirect sub-custodian selected or used by such sub-custodian along with any other information which you may reasonably require concerning the appointment of the Sub-Custodian or such direct or indirect sub-custodian.

8.3 **Liability**: We shall be liable in contract, tort or otherwise for any loss, damage or expense suffered directly or indirectly by the Trust as a result of any act or omission of any Sub-Custodian or Bankruptcy or Insolvency Event of any Sub-Custodian appointed by the Custodian.

9. REPRESENTATIONS

9.1 Each Party represents and warrants to the other, on a continuing basis that:

(a) it is duly constituted and validly existing under the laws of its jurisdiction of constitution;

(b) it has all necessary authority, powers, consents, licences, and authorisations (which have not been revoked) and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

(c) the persons entering into this Agreement on its behalf have been duly authorised to do so; and

(d) this Agreement and the obligations created under it constitute its legal and valid obligations which are binding upon it and enforceable against it in accordance with the terms of this Agreement (subject to applicable laws of bankruptcy, insolvency and similar laws and applicable principles of equity) and do not and will not violate the terms of the Rules, any applicable laws, or any order, charge or agreement by which it is bound.

9.2 In addition to (and without limitation of) the representations and warranties given by you in Clause 9.1, you represent and warrant to us, on a continuing basis, that:

(a) the Trust is the beneficial owner of the Gold held by us hereunder, free and clear from any and all contingent or existing charges, pledges, mortgages,

security interests, encumbrances, liens or other right or claim whatsoever permitted or created by you or any third party; and

(b) neither the signing, delivery or performance of this Agreement, nor any instruction given hereunder, will contravene, constitute a default under, or cause to be exceeded, any of the following, namely:

(i) any Rules, or any other law or agreement by which you, us, or any relevant client for whom the Trust holds Gold are bound or affected; or

(ii) rights of any third parties in relation to you or the Gold held hereunder.

10. **SANCTIONS**

10.1 In addition to (and without limitation of) the representations and warranties given by you in Clause 9.1 and Clause 9.2 above, you represent, warrant and undertake, on a continuing basis, that:

(a) You are not a person or entity that is named on any Sanctions List or directly or indirectly targeted under any Sanctions;

(b) You are not acting in violation of any applicable Sanctions;

(c) You shall comply with all applicable laws, regulations, codes, and sanctions relating to your operations, wherever conducted, and in particular relating to human rights, bribery, corruption, money-laundering, accounting and financial controls and anti-terrorism, including but not limited to the UK Bribery Act 2010;

(d) You have adequate risk management and compliance procedures in place and have taken reasonable risk-based measures (including, where applicable, screening clients for sanctions, money laundering and anti-bribery and corruption) to ensure continued compliance with the Rules and with the ongoing requirements of any Sanctioning Body;

(e) You have conducted adequate due diligence on any person that you direct we transfer Gold to or from under the terms of this Agreement; and

(f) You will not cause us to hold any Gold that originates from a financial crime or is being or has been used to facilitate the violation of any Sanctions.

You will procure representations from the Administrator that the Administrator: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions; (ii) will ensure that neither the Administrator nor any of its affiliates, directors, officers, employees or contractors is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions.

10.2 You agree that neither any Gold nor the proceeds of any Gold will be used by you in any way to fund the activities or business of any person or entity in violation of Sanctions or

included in any Sanctions List. You further agree that we shall be under no obligation to comply with a notice of withdrawal delivered pursuant to Clause 4.1 where we have reasonable grounds to suspect that doing so would constitute a violation of Sanctions.

10.3 If at any time you become aware of any breach by you of Clauses 10.1 or 10.2 above after the date of this Agreement and before the later of (a) termination of this Agreement and (b) the date that all obligations under this Agreement are fully and finally discharged, you shall to the extent it is permitted by law and regulations promptly notify us in writing with full details of such breach together with, promptly following any request from us to do so, any other information we may reasonably request in connection with such breach. The foregoing notwithstanding, you shall not be required to disclose any information subject to attorney-client privilege.

10.4 In the event that you breach any of Clauses 10.1 or 10.2 above, or if we have reasonable grounds to believe that you have breached any of Clauses 10.1 or 10.2 above, we shall have the right to terminate this Agreement forthwith upon written notice. In the event of termination of this Agreement pursuant to this Clause 10.4, you agree to indemnify us and hold us harmless against any and all losses, costs and liabilities incurred as a direct consequence of such termination.

10.5 Nothing in this Agreement shall require a Party to take any action or to refrain from taking any action which may cause that Party any liability to or imposed by a Sanctioning Body.

11. **FEES AND EXPENSES**

11.1 **Fees**: You will pay us such fees as we from time to time agree with you in writing.

11.2 **Expenses**: Under the Trust Agreement, the Sponsor has agreed to assume and be responsible for the payment of certain expenses, including the Custodian's fees and expenses payable to the Custodian pursuant to this Agreement. Pursuant to the Custodial Fee Letter, the Sponsor shall pay to the Custodian on demand all costs, charges and expenses (including any relevant taxes, duties and legal fees) incurred by the Custodian in connection with the performance of the Custodian's duties and obligations under this Agreement or otherwise in connection with any Allocated Account (excluding any fees for storage and insurance of the Physical Gold, which shall be considered part of the agreed fee structure as amended from time to time, and any fees and expenses of any Sub-Custodians). The Sponsor shall be liable for all taxes, assessments, duties, and other governmental charges, including any interest or penalty with respect thereto ("**Taxes**"), with respect to any Allocated Account maintained by the Custodian pursuant to this Agreement or any deposits or withdrawals related thereto. You shall indemnify us for the amount of any Tax that we are required under applicable laws (whether by assessment or otherwise) to pay in respect of each Allocated Account or any deposits or withdrawals related thereto (including any payment of Tax required by reason of an earlier failure to withhold). In the event that we are required under applicable law to pay any Tax on your behalf, we are hereby authorised, without prior notice to you, to debit from the credit balance of any or all of the Allocated Accounts an amount equal to the quotient of (x) the principal amount of the relevant Tax payable by us, divided by (y) the Spot Rate. If the aggregate credit balance of the Allocated Accounts is not sufficient to pay such Tax, we will notify you of an additional amount of cash required and you shall directly deposit such additional amount of cash (in the appropriate currency) to an account specified by us on or before the

first Business Day following the date on which our notice to you that such amount is required becomes effective in accordance with this Agreement. For the purposes hereof, **"Spot Rate"** in respect of Physical Gold and the particular currency in which the relevant Tax is denominated has the meaning set out in the Schedule.

11.3 **Credit balances**: No interest or other amount will be paid by us on any credit balance on an Allocated Account unless otherwise agreed between us.

11.4 **Debit balances**: You are not entitled to overdraw an Allocated Account, and we shall not carry out any instruction from you where to do so would in our opinion cause any Allocated Account to have a negative balance.

11.5 **Default interest**: If you fail to pay us any amount when it is due, we reserve the right to charge you such interest (both before and after any judgement) on any such unpaid amount calculated at a rate set out in the Schedule attached hereto. Interest will accrue on a daily basis, on a compound basis with monthly resets, and will be due and payable by you as a separate debt.

11.6 **No Recovery from the Trust**: Amounts payable by the Trust pursuant to this Clause 11 shall not be debited from the Allocated Account, but shall be payable, as applicable, by the Sponsor on behalf of the Trust, and the Custodian hereby acknowledges that it will have no recourse against any Physical Gold standing to the credit of the Allocated Account or to the Trust in respect of any such amounts.

12. SCOPE OF RESPONSIBILITY

12.1 **Exclusion of liability**: We will adhere to the standards of a Reasonable and Prudent Custodian at all times in the performance of our duties under this Agreement, and we will be responsible for any loss or damage suffered by you as a direct result of any negligence, fraud, or wilful default on our part in the performance of our duties, and in which case our liability will not exceed the aggregate market value of the Account Balance at the time of such negligence, fraud, or wilful default (calculating the value using the next available prices for Physical Gold of the same type and amount on the relevant London Bullion Market following the occurrence of such negligence, fraud, or wilful default). We shall not in any event be liable for any consequential loss, or loss of profit or goodwill, whether or not resulting from any negligence, fraud, or wilful default on our part. The Parties each agree to notify the other Party promptly after any discovery of any lost or damaged Physical Gold. If we deliver from the Allocated Account Physical Gold that is not of the fine ounces of Physical Gold we have represented to you or that is not according to the Rules, recovery by you, to the extent such recovery is otherwise allowed, shall not be barred by any delay in asserting a claim because of the failure to discover the corresponding loss or damage regardless of whether such loss or damage could or should have been discovered; provided, that this Clause will not excuse the failure to make a claim at the time such discrepancy has been discovered.

12.2 **No duty or obligation**: We are under no duty or obligation to make or take, or require any Sub-Custodian to make or take, any special arrangements or precautions beyond those required by the Rules or as set out in this Agreement.

12.3 **Force majeure**: We shall not be liable to you for any delay in performance, or for the non-performance of, any of our obligations under this Agreement by reason of any cause beyond

our reasonable control. This includes but is not limited to any breakdown, malfunction or failure of, or in connection with, any communication, computer, transmission, cyber attack or event, clearing or settlement facilities, industrial action, war, civil war, hostilities (whether war be declared or not), epidemic, pandemic, revolution, rebellion, insurrection, civil strife, acts and regulations of any governmental or supra national bodies or authorities, or the rules of any relevant regulatory or self-regulatory organisation.

12.4 **Indemnity**: The Trust and the Sponsor shall indemnify and keep us indemnified on demand against all costs and expenses, damages, liabilities, and losses which we may suffer or incur directly in connection with this Agreement except to the extent that such sums are due directly to our negligence, wilful default, or fraud or material breach of this Agreement.

12.5 **Our interests and affiliates' interests**: We have the right, without notifying you, to act upon your instructions or to take any other action permitted by the terms of this Agreement even where:

(a) we, directly or indirectly, have an interest in the consequences of such instruction or action;

(b) we process your instructions on an aggregated basis together with similar instructions from other clients; or

(c) we have a relationship with another party which does or may create a conflict with our duty to you, including (without prejudice) circumstances where we or any of our associates may: (i) act as financial adviser, banker or otherwise provide services to your contract counterparty; (ii) act in the same arrangement as agent for more than one client; or (iii) earn profits from any of the activities listed herein.

We or any of our divisions, branches or affiliates may be in possession of information tending to show that the action required by your instructions may not be in your best interests, but shall not have any duty to disclose any such information.

13. TERMINATION

13.1 **Method**:

(a) Any Party may terminate this Agreement by giving not less than one hundred twenty (120) Business Days written notice to the other Parties; and this Agreement will terminate automatically, without notice or further action by any Party, upon a Bankruptcy or Insolvency Event.

13.2 **Change in Sponsor**: If there is any change in the identity of the Sponsor in accordance with the Trust Agreement, then the Custodian, the Sponsor and the Trust shall, subject to the last sentence of this Clause 13.2, execute such documents and shall take such actions as the new Sponsor and the outgoing Sponsor may reasonably require for the purpose of vesting in the new Sponsor the rights and obligations of the outgoing Sponsor, and releasing the outgoing Sponsor from its future obligations under this Agreement. The Custodian's obligations under this Clause 13.2 shall be conditioned on (i) the Custodian having absolute sole discretion to agree or not to agree to contract with a new Sponsor, and

(ii) the Custodian having conducted reasonable and proportionate due diligence to the Custodian's reasonable satisfaction on any such new Sponsor.

13.3 Any notice given by you under Clause 13.1 must specify:

(a) the date on which the termination will take effect (the "**Termination Date**");

(b) the person to whom each Account Balance is to be delivered; and

(c) all other necessary arrangements for the delivery of the Account Balance to you or to your order.

13.4 **Redelivery arrangements**: If you do not make arrangements acceptable to us for the delivery of the Account Balance to you or to your order, we may continue to hold the Physical Gold constituting such Account Balance, in which case we will continue to charge the fees and expenses payable under Clause 11. If you have not made arrangements acceptable to us for the delivery of the Account Balance within 6 months of the Termination Date, we will be entitled to close each Allocated Account and sell the Physical Gold constituting each Account Balance (at such time and on such markets as we consider appropriate) and account to you for the proceeds after deducting any amounts due to us under this Agreement.

13.5 **Existing rights**: Termination shall not affect rights and obligations then outstanding under this Agreement which shall continue to be governed by this Agreement until all obligations have been fully performed. The provisions of Clauses 6 and 17 shall survive the termination of this Agreement.

13.6 **eBTS** : Effective the Termination Date the use of the Website (as defined in the schedule) will automatically be terminated and no further access to the Website will be permitted.

13.7 **Termination.** For the avoidance of any doubt, upon receipt of notice of any termination of this Agreement pursuant to Clause 13.1, the Custodian agrees to continue to serve as custodian pursuant to the terms of this Agreement for the period of time between the provision of notice and the Termination Date, to facilitate liquidation and distribution of the Trust, if applicable, or an orderly transition to a successor custodian. In the event that the Trust seeks to transition to a successor custodian in accordance with the Trust Agreement, the Custodian shall cooperate with the Trust and the Sponsor in good faith to effect a smooth and orderly transfer of the Physical Gold held in the Allocated Account, the custodial services provided under this Agreement and all applicable records as directed by the Trust or the Sponsor to a successor custodian. Such cooperation shall include the execution of such documents and the taking of such actions as the Trust or the Sponsor may reasonably require in order to effect such transfer.

14. VALUE ADDED TAX

14.1 **VAT exclusive**: All fees referenced in the Schedule to this Agreement (including but not limited to storage , handling and clearing fees) shall be deemed to be exclusive of VAT. To the extent that value added tax or any other tax shall become chargeable and payable in respect of the services provided by us, the Sponsor, on behalf of the Trust, shall pay to us such value added tax, or other tax, in addition to the custody fees set out in the Schedule to this Agreement.

14.2 **Supplies**: Where pursuant to or in connection with this Agreement, we make a supply to you for VAT purposes and VAT is or becomes chargeable on such supply, the Sponsor, on behalf of the Trust, shall on demand pay to us (in addition to any other consideration for such supply) a sum equal to the amount of such VAT and we shall on receipt of such payment provide you with an invoice or receipt in such form and within such period as may be prescribed by applicable law.

14.3 **Deemed supplies**: Where, pursuant to or in connection with this Agreement, we are deemed or treated by applicable law or the practice from time to time of the relevant fiscal authority to make a supply for VAT purposes to any person by virtue of our or any custodian for us relinquishing physical control of any Physical Gold, and VAT is or becomes chargeable on such supply, the Sponsor, on behalf of the Trust, shall on demand pay to us a sum equal to the amount of such VAT and we shall on receipt of such payment provide an invoice or receipt in such form and within such period as may be prescribed by applicable law to the person to which we are deemed or treated to make such supply.

14.4 **Reimbursement**: References to any fee, cost, expense, charge, or other liability incurred by us and in respect of which we are to be reimbursed or indemnified by you under the terms of this Agreement shall include such part of such fee, cost, expense, charge, or other liability as represents any VAT.

15. NOTICES

15.1 **Form**: Except as otherwise provided in this Agreement, any notice or other communication under or in connection with this Agreement may be given in writing or as otherwise specified in the Schedule. References to writing includes an electronic transmission in a form permitted by Clause 15.2.

15.2 **Method of transmission**: Except as otherwise provided in this Agreement, any notice or other communication shall be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including fax, email and SWIFT) or such other electronic transmission as the Parties may from time to time agree, to the Party due to receive the notice or communication, at its address, number or destination set out below or another address, number or destination specified by that Party by written notice to the other:

If to us:

25 Bank Street, Canary Wharf
E14 5JP, London, United Kingdom
Attention:
Email:

If to the Trust:

One Franklin Parkway,
San Mateo, California
United States of America 94403-1906
Attention: Navid Tofigh
Email: Navid.Tofigh@franklintempleton.com

If to Sponsor:

2700 Camino Ramon, #250
San Ramon, California 94583, United States of America
Attention: David Mann
Email: David.Mann@franklintempleton.com

15.3 **Deemed receipt of notice**: A notice or other communication under or in connection with this Agreement will be deemed received only if actually received or delivered.

15.4 **Recording of calls**: We may record telephone conversations without use of a warning tone. Such recordings will be our sole property and accepted by you as evidence of the orders or instructions given. In the event of inconsistency between the written notice and oral orders or instructions, the terms of the written notice shall prevail.

16. GENERAL

16.1 Limited Recourse and Non-Petition: We hereby agree that, in relation to amounts expressed to be payable (and not paid) by the Trust or Sponsor to us under this Agreement, including any interest thereon, and any other of our monetary claims (together, the "unpaid amounts"), neither us nor any person acting on our behalf shall be entitled to take any steps to recover any such unpaid amounts out of any of other assets of the Trust. In particular, we shall not be entitled to institute, or join with any person in bringing, instituting, or joining, insolvency proceedings (whether court based or otherwise) in relation to you in respect of such unpaid amounts, or to otherwise take any action to wind up the Trust.

16.2 **No advice**: Our duties and obligations under this Agreement do not include providing you with investment advice. In asking us to open and maintain the Allocated Accounts, you do so in reliance upon your own judgement and we shall not owe to you any duty to exercise any judgement on the Trust's behalf as to the merits or suitability of any deposits into, or withdrawals from, an Allocated Account.

16.3 **Rights and remedies**: We hereby waive any right we have or may hereafter acquire to combine, consolidate or merge the Allocated Accounts and the Unallocated Accounts with any other account of yours or to set off any liabilities of yours to us and we agree that we may not set off, transfer or combine or withhold payment of any sum standing to the credit or to be credited to the Allocated Accounts or the Unallocated Accounts in or towards or conditionally upon satisfaction of any liabilities to it of the Trust. Subject thereto, our rights under this Agreement are in addition to, and independent of, any other rights which we may have at any time in relation to the Account Balance.

16.4 **Business Day**: If an obligation of a Party would otherwise be due to be performed on a day which is not a Business Day in respect of the relevant Allocated Account, such obligation shall be due to be performed on the next succeeding Business Day in respect of that Allocated Account or otherwise under this Agreement.

16.5 **Assignment**: This Agreement is for the benefit of and binding upon us both and our respective successors and assigns. The Parties may not assign, transfer, or encumber, or purport to assign, transfer or encumber, any right or obligation under this Agreement unless the other Party otherwise consents in writing.

16.6 **Amendments**: Unless otherwise specified in this Agreement, any amendment to this Agreement must be agreed in writing and be signed by us both. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

16.7 **Partial invalidity**: If any of the Clauses (or part of a Clause) of this Agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining Clauses (or part of a Clause) will not in any way be affected or impaired.

16.8 **Liability**: Nothing in this Agreement shall exclude or limit any liability which cannot lawfully be excluded or limited (e.g., liability for personal injury or death caused by negligence).

16.9 **Entire Agreement**: This document represents the entire agreement, and supersedes any previous agreements between us relating to the subject matter of this Agreement.

16.10 **Counterparts**: This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement.

16.11 **Liability of Sponsor**. It is expressly understood and agreed by the Parties that the to the extent that the Agreement has been executed by the Sponsor on behalf of the Trust that (a) this Agreement is executed and delivered on behalf of the Trust by the Sponsor, not individually or personally, but solely as the Trust's Sponsor in the exercise of the powers and authority conferred and vested in it; and (b) the representations, covenants, undertakings and agreements herein made by the Trust are made and intended not as personal representations, undertakings and agreements by the Sponsor but are made and intended for the purpose of binding only the Trust.

17. GOVERNING LAW AND JURISDICTION

17.1 **Governing law**: This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

17.2 **Jurisdiction**: The English courts are to have non-exclusive jurisdiction to settle any Disputes which may arise out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, and accordingly any legal action or proceedings arising out of or in connection with this Agreement ("**Proceedings**") may be brought in such courts. Each of the Parties hereto irrevocably submits to the non-exclusive jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum.

17.3 **Arbitration**: Unless otherwise specified in the Schedule, Disputes may be referred to arbitration in accordance with the terms set out in the Schedule attached hereto.

17.4 **Waiver of immunity**: To the extent that you may in any jurisdiction claim for yourself or your assets any immunity from suit, judgement, enforcement or otherwise howsoever, you agree not to claim and irrevocably waive any such immunity to which you would otherwise be entitled (whether on grounds of sovereignty or otherwise) to the full extent permitted by the laws of such jurisdiction.

17.5 **Third Party Rights**: A person who is not a party to this Agreement has no right to enforce any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

17.6 **Service of process**: If you are situated outside England and Wales, process by which any proceedings in England are begun may be served on you by being delivered to the address specified below. This does not affect our right to serve process in another manner permitted by law.

Address for service of process:

Franklin Templeton Investments

Legal Department,
Cannon Place,
78 Cannon Street, London EC4N 6HL

Attention: Lesley Tissington
Email: Lesley.Tissington@franklintempleton.com

EXECUTED by the Parties

Signed on behalf of
JPMorgan Chase Bank, N.A
by:

Signature .... A C Lovell
Name ....
Title ....

Signed on behalf of
Franklin Templeton Holdings Trust on behalf of its series, Franklin Responsibly Sourced Gold ETF

By Franklin Holdings LLC,
not in its individual capacity but solely as Sponsor

by:
Signature DocuSigned by: David Mann 4/28/2022 | 10:53 AM PDT
Name David Mann
Title President & Chief Executive Officer

Signed on behalf of
Franklin Holdings LLC
by:
Signature DocuSigned by: David Mann 4/28/2022 | 10:53 AM PDT
Name David Mann
Title President & Chief Executive Officer

SCHEDULE

To Allocated Gold Accounts Agreement dated May __, 2022

This Schedule forms an integral part of the Agreement to which it is attached, and expressions contained herein shall, where applicable, have the same meaning as defined in the Agreement.

Clause 2.3: Reports

Notices and Reports

Reports will contain the following details:

- Bar numbers
- Purity
- Gross weight in oz/kg
- Fine weight in oz/kg
- Brand
- "Statement of Balances" to confirm prior day's transaction details
- "Bullion Weight list" used in daily reconciliation of the Trust's books/records vs. Custodian's unallocated/allocated account balances of the fine ounces

Clauses 3.1, 3.3(c), 4.1(b), and 7.4: Vault premises

The vault premises into which we shall require delivery, out of which we shall effect delivery, and at which Physical Gold shall be held, in accordance with the above Clauses are:

JP Morgan Chase Bank N.A , 60 Victoria Embankment London, EC4Y OJP

JPMorgan Chase Bank N.A, 1 Chase Manhattan Plaza, New York , 10005-1401, New York

Brinks (UK) Limited, Arnold House, 36/41 Holywell Lane, London, EC2A 3LB

Loomis International, Shepperton Business Park, Middlesex, TW17 8UQ

Malca Amit, Store 8, The Singapore Freeport PTE Ltd, 32 Changi North Crescent, Singapore.

Union Bank of Switzerland, 45 Bahnhofstrasse, 8021 Zurich, Switzerland

Malca Amit, Bimenzaltenstrasse 75, Building A, 8302 Kloten, Zurich , Switzerland

Malca Amit Units G30&G31 (AFCC), 2 Chun Wan Road, Chak Lap Kok, Hong Kong

Bank of England, Threadneedle Street, London, EC2R 8AH

Clause 3.3 (a): Notice requirements

Notices required to be received by us pursuant to the above Clause shall be received by us no later than 4 pm (London time) on a Business Day.

Clause 4.2 (a) and (b): Notice requirements

Notices required to be received by us pursuant to the above Clause shall be received by us no later than 11 am (London time) 2 Business Days prior to the Withdrawal Date in the case of Physical Gold

Clause 5.2: Instructions

Agreed methods of giving instructions include the following:

Through eBTS, accessible through the JP Morgan Chase Bank website (the "Website") by you pursuant to the terms of the website agreement.

SWIFT.

Clause 11.2: Expenses

" Spot Rate " means the applicable spot rate of exchange quoted by us for each date of determination hereunder.

Clause 11.5: Default interest

The rate of interest applicable under this Clause will be 1% above the daily secured overnight financing rate for the currency in which the amount is due, or if such rate is not available, such rate of interest as mutually agreed upon by the parties.

Clause 15.1: Notices

Agreed methods of giving a notice or other communication under or in connection with this Agreement include the following:

Recorded Mail.

Clause 17.3: Arbitration

Notwithstanding any other provision of the Agreement, the Parties agree that one Party ("**Party A**") may elect that the Dispute be resolved by arbitration and not litigation by notice in writing to the other Party ("**Party B**") sent at least 14 days in advance of the proposed date for appointment of arbitrators. If Party A receives written objection to referral of the Dispute to arbitration from Party B within 14 days of the date of Party A's notice, the Dispute shall be referred to the courts of England pursuant to Clause 17.2, but otherwise the dispute shall be referred to arbitration under the Rules of the London Court of International Arbitration (the "**Arbitration Rules**") and finally resolved by arbitration under the Arbitration Rules which are deemed to be incorporated by reference into this Clause. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Where a Dispute is referred to arbitration pursuant to this Clause:

(a) the Parties exclude the jurisdiction of the courts under Sections 45 and 69 of the Arbitration Act 1996;

(b) the Parties agree that:

(i) the number of arbitrators shall be three, consisting of one arbitrator appointed by each of the Parties and one arbitrator, who shall act as chairman, appointed by the London Court of International Arbitration in accordance with the Arbitration Rules;

(ii) the place of the arbitration shall be London;

(iii) the language to be used in the arbitration proceedings shall be English; and

(iv) the decision and award of the arbitration shall be final;

(c) if any Dispute raises issues which are substantially the same as or connected with issues raised in a Dispute which has already been referred to arbitration (an "**Existing Dispute**"), or arises out of substantially the same facts as are the subject of an Existing Dispute (in either case a "**Related Dispute**"), the arbitrators appointed or to be appointed in respect of any such Existing Dispute shall also be appointed as the arbitrators in respect of any Related Dispute;

(d) the arbitrators may upon the request of: (i) any party to a Dispute; or (ii) any one of the Parties, join any party to any reference to arbitration proceedings in relation to that Dispute and may make a single, final award determining all Disputes between the parties to such Dispute and any party so joined. Each of the Parties hereby consents to be joined to any reference to arbitration proceedings in relation to any Dispute; and

(e) where the same arbitrators have been appointed in relation to two or more Disputes, the arbitrators may, with the agreement of all the parties concerned, or upon the application of one of the parties (such party being a party to two or more of the Disputes), order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the arbitrators think fit. The arbitrators shall have power to make such directions and any provisional, interim or partial awards as they consider just and desirable.